EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-118488, 333-106167, 333-87088, 333-60354 and 333-33382) pertaining to the 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan of Websense, Inc. of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedule of Websense, Inc. Websense, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Websense, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
San Diego, CA
February 25, 2005